PS BUSINESS PARKS, INC.

EXHIBIT 12

STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

(Unaudited, in thousands, except ratio data)

				For The Three Months
				Ended March 31,
				2016	2015
Net income				$32,480	$40,355
Interest expense				3,177	3,298
Earnings available to cover fixed charges				$35,657	$43,653
Fixed charges (1)				$3,571	$3,558
Preferred stock dividends				13,833	15,122
Combined fixed charges and preferred distributions				$17,404	$18,680
Ratio of earnings to fixed charges				10.0	12.3
Ratio of earnings to combined fixed charges and preferred distributions				2.0	2.3

	For the Years Ended December 31,
	2015	2014	2013	2012	2011
Income from continuing operations	$148,970	$204,700	$116,144	$94,395	$99,563
Interest expense	13,270	13,509	16,074	20,618	5,455
Earnings from continuing operations available to
cover fixed charges	$162,240	$218,209	$132,218	$115,013	$105,018
Fixed charges (1)	$14,428	$14,453	$16,433	$20,618	$5,455
Preferred stock dividends	61,885	60,488	59,216	69,136	41,799
Preferred partnership distributions	—	—	—	323	(6,991)
Combined fixed charges and preferred distributions	$76,313	$74,941	$75,649	$90,077	$40,263
Ratio of earnings from continuing operations to
fixed charges	11.2	15.1	8.0	5.6	19.3
Ratio of earnings from continuing operations to combined
fixed charges and preferred distributions	2.1	2.9	1.7	1.3	2.6

____________

(1)Fixed charges include interest expense and capitalized interest.

PS BUSINESS PARKS, INC.

EXHIBIT 12

STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

(Unaudited, in thousands, except ratio data)

Supplemental Disclosure of Ratio of Funds from Operations (“FFO”) to Fixed Charges:

				For The Three Months
				Ended March 31,
				2016	2015
FFO				$43,688	$38,979
Interest expense				3,177	3,298
Preferred stock dividends				13,833	15,122
FFO available to cover fixed charges				$60,698	$57,399
Fixed charges (1)				$3,571	$3,558
Preferred stock dividends (2)				13,833	15,122
Combined fixed charges and preferred distributions paid				$17,404	$18,680
Ratio of available FFO to fixed charges				17.0	16.1
Ratio of available FFO to combined fixed charges and preferred distributions paid				3.5	3.1

	For the Years Ended December 31,
	2015	2014	2013	2012	2011
FFO	$164,244	$162,196	$165,845	$134,472	$149,797
Interest expense	13,270	13,509	16,074	20,618	5,455
Net income allocable to noncontrolling interests —
preferred units	—	—	—	323	(6,991)
Preferred stock dividends	61,885	60,488	59,216	69,136	41,799
FFO available to cover fixed charges	$239,399	$236,193	$241,135	$224,549	$190,060
Fixed charges (1)	$14,428	$14,453	$16,433	$20,618	$5,455
Preferred stock dividends (2)	59,398	60,488	59,216	51,969	41,799
Preferred partnership distributions (2)	—	—	—	174	398
Combined fixed charges and preferred distributions paid	$73,826	$74,941	$75,649	$72,761	$47,652
Ratio of available FFO to fixed charges	16.6	16.3	14.7	10.9	34.8
Ratio of available FFO to combined fixed charges and
preferred distributions paid	3.2	3.2	3.2	3.1	4.0

____________

(1)Fixed charges include interest expense and capitalized interest.

(2)Excludes the issuance costs related to the redemption/repurchase of preferred equity and the gain on the repurchase of preferred equity.